Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2026
Dallas, Texas – August 3, 2026 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2026.
First Quarter Fiscal Year 2027 Financial Highlights
•Total Investment Portfolio at Fair Value: $2.2 billion
◦Credit Portfolio at Fair Value of $2.0 billion
▪99% 1st Lien Senior Secured Debt
▪$216.3 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 10.9%
▪Current non-accruals with a fair value of $23.4 million, representing 1.1% of the total investment portfolio, and a cost basis of $65.7 million, representing 2.9% of the total investment portfolio
◦Equity Portfolio at Fair Value of $181.6 million, excluding investment in CapTrin Partners, LLC ("CapTrin"), CSWC's unconsolidated joint venture
▪$5.9 million in new equity co-investments during the quarter
◦CSWC Equity Investment in CapTrin at Fair Value of $20.8 million
▪CapTrin portfolio of $97.8 million
•Portfolio consists of 14 portfolio companies: 100% 1st Lien Debt
▪CapTrin entered into $150.0 million special purpose vehicle financing credit facility in April 2026, with an accordion feature that allows for an increase of total commitments to up to $350.0 million
•$59.0 million of debt outstanding at CapTrin
•CapTrin fund leverage of 1.4x debt to equity at fair value
▪CapTrin paid a $0.3 million quarterly dividend to CSWC
•Pre-Tax Net Investment Income: $35.0 million, or $0.57 per weighted average common share outstanding
•Estimated Undistributed Taxable Income ("UTI"): $0.87 per share as of June 30, 2026
•LTM Operating Leverage: 1.4% as of June 30, 2026
•Dividends: Paid Total Dividends for the quarter ended June 30, 2026 of $0.64
◦Paid $0.58 per share Regular Quarterly Dividend ($0.1934 per share in each of April, May and June 2026)
◦Paid $0.06 per share Supplemental Quarterly Dividend in June 2026
•Net Realized and Unrealized Depreciation: $10.9 million, or 0.5% of total investments at fair value
◦$6.4 million of net depreciation related to the credit portfolio
◦$3.2 million of net depreciation related to the equity portfolio
◦$0.2 million of net depreciation related to CapTrin
◦$1.1 million net realized and unrealized income tax provision

•Balance Sheet:
◦Cash and Cash Equivalents: $58.5 million
◦Total Net Assets: $1,058.5 million
◦Net Asset Value (“NAV”) per Share: $16.61

In commenting on the Company’s results, Michael Sarner, President and Chief Executive Officer, stated, “The June quarter was an extremely active quarter for Capital Southwest, with approximately $222 million of originations in 11 new and 16 existing portfolio companies. Demonstrating our continued investment discipline, for new platform deals closed during the June quarter, weighted-average senior leverage was 2.8x Debt-to-EBITDA and weighted-average loan-to-value was 29%, providing a substantial equity cushion beneath our debt. Additionally, during the quarter we funded $21 million of our capital commitment to our joint venture, CapTrin, which, as of June 30, 2026, holds total investments at fair value of approximately $98 million. Our portfolio continued to generate significant income for our shareholders, producing $0.57 of pre-tax net investment income per share. During the quarter, the Board of Directors again declared a regular quarterly dividend of $0.58 per share, of which $0.1934 per share will be paid for each of July, August and September 2026, and a supplemental quarterly dividend of $0.06 to be paid in September 2026. On the capitalization front, CapTrin closed a $150 million special purpose vehicle financing credit facility in April 2026, with an accordion feature that allows for an increase of total commitments to up to $350 million. We also continued to efficiently raise equity capital during the quarter, raising approximately $64 million through our Equity ATM Program.”

First Quarter Fiscal Year Investment Activities
During the quarter ended June 30, 2026, the Company originated $222.3 million in new commitments, consisting of investments in 11 new portfolio companies totaling $173.0 million and add-on commitments in 16 portfolio companies totaling $49.3 million. New portfolio company originations were comprised of $167.4 million in first lien senior secured debt and $5.6 million in equity investments.
During the quarter ended June 30, 2026, the Company received proceeds of $19.5 million from two portfolio company prepayments and exits, generating a weighted average IRR of 16.7%. Total proceeds were comprised entirely of debt investments.

First Fiscal Quarter 2027 Operating Results

For the quarter ended June 30, 2026, Capital Southwest reported total investment income of $61.0 million, compared to $57.8 million in the prior quarter. The increase in investment income was primarily attributable to an increase in interest income due to an increase in the weighted average cost basis of investments held and an increase in the weighted average yield on debt investments, which was primarily due to an increase in the weighted average spread on debt investments.
For the quarter ended June 30, 2026, total operating expenses (excluding interest expense) were $7.6 million, compared to $5.3 million in the prior quarter. The increase was primarily attributable to an increase in accrued bonus compensation.
For the quarter ended June 30, 2026, interest expense was $18.5 million, compared to $17.3 million in the prior quarter. The increase is primarily attributable to an increase in average borrowings outstanding.
For the quarter ended June 30, 2026, total pre-tax net investment income was $35.0 million, compared to $35.2 million in the prior quarter.
For the quarter ended June 30, 2026, there was a tax benefit of $0.7 million, compared to a tax provision of $0.6 million in the prior quarter. The benefit in the current quarter included a $1.1 million deferred tax benefit, which was primarily attributable to adjustments to the tax basis of investments held at Capital Southwest Equity Investments, Inc., our wholly owned subsidiary that has elected to be treated as a corporation for U.S. federal income tax purposes.
During the quarter ended June 30, 2026, Capital Southwest recorded total net realized and unrealized losses on investments of $10.9 million, compared to $7.1 million of total net realized and unrealized losses in the prior quarter. For the quarter ended June 30, 2026, the total net realized and unrealized losses on investments reflected net realized and unrealized depreciation on equity investments of $3.2 million, net realized and unrealized depreciation on debt investments of $6.4 million, net unrealized depreciation of $0.2 million on the Company's investment in CapTrin and a net realized and unrealized income tax provision of $1.1 million. The net increase in net assets resulting from operations was $24.7 million for the quarter, compared to $27.5 million in the prior quarter.
The Company’s NAV at June 30, 2026 was $16.61 per share, compared to $16.69 per share in the prior quarter. The decrease in NAV per share from the prior quarter is primarily due to the grant of restricted stock awards and net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below).

Liquidity and Capital Resources
At June 30, 2026, Capital Southwest had approximately $58.5 million in unrestricted cash and money market balances and $316.2 million of unused capacity under the Corporate Credit Facility (as defined below) and the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.91 to 1.

As of June 30, 2026, Capital Southwest had the following borrowings outstanding:
•$280.0 million of total debt outstanding on the Corporate Credit Facility
•$113.0 million of total debt outstanding on the SPV Credit Facility
•$225.0 million, net of amortized debt issuance costs, of the 5.125% convertible notes due November 2029
•$344.3 million, net of amortized debt issuance costs, of the 5.950% Notes due 2030
•$258.9 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below)

In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. As of June 30, 2026, the total commitments under the Corporate Credit Facility were $510 million provided by 11 lenders.
Capital Southwest SPV LLC ("SPV") is a wholly owned special purpose vehicle that was formed to hold investments for the SPV Credit Facility to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility included an initial commitment of $150 million. Pursuant to the terms of the loan agreement, on June 20, 2024, total commitments automatically increased from $150 million to $200 million. The SPV Credit Facility also includes an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV (i) paid unused commitment fees of 0.10% through April 20, 2024 and (ii) pays unused commitment fees of 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. Under the SPV Credit Facility, SPV also pays a utilization fee based on the amount of borrowings utilized. The SPV Credit Facility matures on March 20, 2029.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, up to $2 billion of shares of its common stock. During the quarter ended June 30, 2026, the Company sold 2,708,438 shares of its common stock under the Equity ATM Program at a weighted-average price of $23.47 per share, raising $63.6 million of gross proceeds. Net proceeds were $62.6 million after commissions to the sales agents on shares sold. As of June 30, 2026, the Company has $1,066.3 million available under the Equity ATM Program.
Our wholly owned subsidiaries, Capital Southwest SBIC I, LP (“SBIC I”) and Capital Southwest SBIC II, LP ("SBIC II" and together with SBIC I, the "SBIC Subsidiaries"), each received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended, on April 20, 2021 and April 17, 2025, respectively. The SBIC licenses allow the SBIC Subsidiaries to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA Debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. For two or more SBICs under common control, the maximum amount of outstanding SBA Debentures cannot exceed $475 million. As of June 30, 2026, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, all of which was drawn, and SBIC II had a total leverage commitment from the SBA in the amount of $90.0 million, all of which was drawn.

Share Repurchase Program
On July 28, 2021, the Company's Board of Directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended June 30, 2026, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Quarterly Dividend of $0.58 Per Share and Supplemental Quarterly Dividend of $0.06 Per Share for Quarter Ended September 30, 2026

On May 27, 2026, the Board declared a regular quarterly dividend of $0.58, of which $0.1934 per share will be paid in each of July, August and September 2026 and a supplemental quarterly dividend of $0.06 per share payable in September 2026, each of which is detailed in the table below.
The Company’s regular quarterly dividend for the quarter ending September 30, 2026 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
5/27/2026	7/15/2026	7/15/2026	7/31/2026	$0.1934
5/27/2026	8/14/2026	8/14/2026	8/31/2026	$0.1934
5/27/2026	9/15/2026	9/15/2026	9/30/2026	$0.1934

The Company’s supplemental quarterly dividend for the quarter ending September 30, 2026 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
5/27/2026	9/15/2026	9/15/2026	9/30/2026	$0.06

Total Regular Dividends per Share for Quarter Ending September 30, 2026:	$0.58
Total Supplemental Dividend per Share for Quarter Ending September 30, 2026:	$0.06
Total Dividends per Share for Quarter Ending September 30, 2026:	$0.64

When declaring dividends, the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, Equiniti Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest's common stock.

First Quarter 2027 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, August 4, 2026, at 11:00 a.m. Eastern Time to discuss the first quarter 2027 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/cdtiv4v7.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Quarterly Report on Form 10-Q for the fiscal year ended June 30, 2026 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s First Fiscal Quarter 2027 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $2.2 billion in investments at fair value as of June 30, 2026. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate the SBIC Subsidiaries as small business investment companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition; the impact of geopolitical conditions on our portfolio companies and opportunities available to us; an economic downturn or recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2026 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, President and Chief Executive Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2026	2026
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,765,264 and $1,689,152, respectively)	$1,762,554	$1,682,425
Affiliate investments (Cost: $357,928 and $338,124, respectively)	349,118	340,760
Control investments (Cost: $111,388 and $92,208, respectively)	90,610	74,261
Total investments (Cost: $2,234,580 and $2,119,485, respectively)	2,202,282	2,097,446
Cash and cash equivalents	58,457	29,045
Restricted cash	400	400
Receivables:
Dividends and interest	37,214	31,678
Escrow	575	612
Other	1,929	2,190
Income tax receivable	48	717
Debt issuance costs (net of accumulated amortization of $13,875 and $13,172, respectively)	6,166	6,870
Other assets	8,448	8,560
Total assets	$2,315,519	$2,177,518
Liabilities
SBA Debentures (net of $6,092 and $5,333, respectively, of unamortized debt issuance costs)	$258,908	$217,667
2029 Convertible Notes (net of $5,044 and $5,413, respectively, of unamortized debt issuance costs)	224,956	224,587
September 2030 Notes (net of $5,692 and $6,029, respectively, of unamortized debt issuance costs)	344,308	343,971
Credit Facilities	393,000	345,000
Other liabilities	22,444	21,629
Accrued restoration plan liability	524	529
Income tax payable	1,334	636
Deferred tax liability	11,589	12,507
Total liabilities	1,257,063	1,166,526

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at June 30, 2026 and March 31, 2026; issued, 63,733,867 shares at June 30, 2026 and 60,577,181 shares at March 31, 2026	15,933	15,144
Additional paid-in capital	1,136,438	1,074,854
Total distributable (loss) earnings	(93,915)	(79,006)
Total net assets	1,058,456	1,010,992
Total liabilities and net assets	$2,315,519	$2,177,518
Net asset value per share (63,733,867 shares outstanding at June 30, 2026 and 60,577,181 shares outstanding at March 31, 2026)	$16.61	$16.69

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2026	2025

Investment income:
Interest income:
Non-control/Non-affiliate investments	$42,397	$41,238
Affiliate investments	7,195	5,256
Control investments	874	621
Payment-in-kind interest income:
Non-control/Non-affiliate investments	3,957	2,076
Affiliate investments	872	953
Control investments	83	231
Dividend income:
Non-control/Non-affiliate investments	167	1,608
Affiliate investments	1,211	2,045
Control investments	258	24
Fee income:
Non-control/Non-affiliate investments	3,307	1,396
Affiliate investments	397	189
Control investments	28	23
Other income	302	287
Total investment income	61,048	55,947
Operating expenses:
Compensation	2,699	3,956
Share-based compensation	1,448	1,143
Interest	18,499	15,264
Professional fees	1,463	1,210
General and administrative	1,970	1,657
Total operating expenses	26,079	23,230
Income before taxes	34,969	32,717
Federal income, excise and other taxes	443	1,099
Deferred taxes	(1,154)	(271)
Total income tax (benefit) provision	(711)	828
Net investment income	$35,680	$31,889
Realized (loss) gain
Non-control/Non-affiliate investments	$334	$17,846
Affiliate investments	67	4,087
Income tax provision	(959)	(6,229)
Total net realized (loss) gain on investments, net of tax	(558)	15,704
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	4,019	(22,062)
Affiliate investments	(11,447)	1,058
Control investments	(2,831)	(3,176)
Income tax (provision) benefit	(131)	3,588
Total net unrealized (depreciation) appreciation on investments, net of tax	(10,390)	(20,592)
Net realized and unrealized (losses) gains on investments	(10,948)	(4,888)
Net increase in net assets from operations	$24,732	$27,001

Pre-tax net investment income per share - basic	$0.57	$0.61
Net investment income per share – basic	$0.58	$0.59
Net increase in net assets from operations – basic	$0.40	$0.50
Net increase in net assets from operations - diluted	$0.39	$0.48
Weighted average common shares outstanding – basic	61,141,741	53,516,995
Weighted average common shares outstanding – diluted	70,505,458	62,777,430